EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Parent	Subsidiary or Organization	Percent of Ownership	State of Incorporation
First Robinson Financial Corporation	First Robinson Saving gs Bank, N.A.	100%	Federal
First Robinson Savings Bank, N.A.	First Robinson Service Corporation	100%	Illinois